GLEN ROSE PETROLEUM CORPORATION ANNOUNCES
FINANCIAL RESULTS FOR THE FISCAL YEAR ENDED MARCH 31, 2011

Houston, TX, October 21, 2011 – Glen Rose Petroleum Corporation (OTCBB – GLRP) (“Glen Rose” or the “Company”) reported its financial results yesterday after close of business, for the fiscal year ended March 31, 2011, and the filing with the Securities and Exchange Commission of its Annual Report on Form 10-K.

During the fiscal year ended March 31, 2011, the Company raised a total of $2.18 million in a Reg. S offering, continued development in the Wardlaw Field establishing increased steady state production from the existing wells, acquired options and leases on additional acreage and instituted significant management and operational improvements to the accounting and reporting capabilities with the appointment of a new CFO and financial reporting team on March 18, 2011.

Glen Rose raised an additional $1.92 million in July 2011 and has now established A Zone production in the south, central and most northern part of lease spanning 9 miles.  The Company continues to improve production from existing wells and plans to raise further capital in the near future to finance a development program drilling out into the acreage and increasing production further.

Discussion of Results

The Company is an independent producer of crude oil based in Houston, Texas, which produces oil from the Wardlaw and Adamson leases in Edwards County, Texas. The Company currently has 85 permitted wellbores, 75 of which are capable of production.  Glen Rose is currently producing a consistent 40-50 net barrels of oil per day for the month ended March 2011, and this same average net production rate has continued consistently through September 2011.

Oil sales during the 2011 fiscal year were $1,103,227. This is an increase of $978,412 or approximately 784%, as compared to sales of $124,815 during the 2010 fiscal year. The Company sold 19,966 gross barrels of oil during the FYE March 31, 2011 versus 3,398 gross barrels of oil during the FYE March 31, 2010.  Recent volatility in crude oil prices has caused substantial variations in unit prices and the Company’s revenues may vary considerably base on crude oil unit prices.

During the audit process for the fiscal year ended 2011, it was determined that the accounting treatment for certain financing and equity-based transactions from the previous year (the 2010 Fiscal Year) and the resulting non-cash charges in the fair value of associated warrant and derivative liabilities needed to be restated.  As a consequence, both the 2011 Fiscal Year and restated 2010 Fiscal Year have included these non-cash charges relating to the changes in the fair value of the warrant and derivative liabilities.

Total operating expenses for the 2011 Fiscal Year were $5,392,547. This is an increase of $3,052,559 or approximately 130%, as compared to restated operating expenses of $2,339,988 for the 2010 Fiscal Year. The increase in operating expenses for the 2011 Fiscal Year was directly related to the increased production in the 2011 Fiscal year. The Company increased its production from under an average of 5 gross barrels of oil per day during FYE March 31, 2010 to an average of approximately 100 gross barrels of oil per day in October 2010, which eventually settled back to approximately 40-50 net barrels of oil per day as of March 31, 2011.

General and administrative expenses increased by approximately 96%, from $2,126,246 in the restated 2010 Fiscal Year to $4,171,604 in the 2011 Fiscal Year.  Interest expense for the 2011 Fiscal Year includes $898,486 of debt discount amortization, $129,213 of deferred financing costs amortization and $505,004 of interest related to the principal balance of the convertible notes which were outstanding for twelve months in 2011 Fiscal Year and compared to only approximately one month in the 2010 Fiscal Year.

The Company’s net loss for the 2011 Fiscal Year was $14,662,555, as compared to a restated net loss of $12,176,826 for the 2010 Fiscal Year.  The net loss for the restated 2010 Fiscal Year and the increase in net loss for the 2011 Fiscal Year was affected significantly by the non-cash charges related to changes in fair value for certain warrant liabilities and other derivative securities, which added non-cash charges of $8,731,562 for the 2011 Fiscal Year compared to non-cash charges of $6,931,936 for the restated 2010 Fiscal Year, or an increase of $1,799,626.

Change of Office Location

Glen Rose also announces today a change to its corporate office headquarters and address.  The Company’s new address is 1210 West Clay Road, Suite #5, Houston, TX 77019.  The Company’s new phone number is (281) 974-1655.  Telephone calls to the Company’s old phone number are being transferred to the new number.

About Glen Rose Petroleum Corporation

Glen Rose Petroleum Corporation presently is focused on the development of on-shore U.S. oil and gas assets. Glen Rose has five leases covering 10,500 gross acres in the Wardlaw Field and 5,400 gross acres in the Adamson Field, both located in Edwards County, TX.

For any questions, please contact Maja Kristensen at Point Capital Partners at (646) 837-0621 x112.

FORWARD-LOOKING STATEMENTS: This press release contains forward-looking statements. Forward-looking statements include, but are not limited to, statements that express our intentions, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions. These statements are based on current expectations, estimates and projections about our business based on currently available information and assumptions made by management. Although we believe that the assumptions on which the forward-looking statements contained herein are based are reasonable, any of those assumptions could prove to be inaccurate given the inherent uncertainties as to the occurrence or nonoccurrence of future events. The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements, including the potential risks and uncertainties set forth in Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2011. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof.

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